                    RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT is made as of September 9, 1997, by and among DR. KENNETH FONG (the "Original
Shareholders"), CLONTECH LABORATORIES, INC., a California corporation (the "Company"), SUMMIT VENTURES IV, L.P., a Delaware limited partnership, SUMMIT INVESTORS III, L.P., a Delaware limited partnership, and SUMMIT SUBORDINATED DEBT FUND II, L.P., a Delaware limited partnership (collectively, the "Investors").

     In consideration of the mutual covenants set forth herein, the parties agree as follows:

     1.   DEFINITIONS.

          (a) "STOCK" shall mean any and all shares of the Company's Common Stock or other capital stock or equity securities of the Company now owned or subsequently acquired by the Original Shareholders.

          (b) "COMMON STOCK" shall mean the Company's outstanding Common Stock and all shares of Common Stock issued or issuable upon exercise of the Company's outstanding Warrants to purchase Common Stock, or upon exercise of options issued under any stock option or other employee benefit plan of the Company.

     2.   RIGHT OF FIRST REFUSAL.

          (a) If any Original Shareholder proposes to sell or transfer any shares of Stock (the "Offered Stock") in one or more related transactions, then such Original Shareholder shall promptly give written notice (the "Notice") to the Company and each Investor at least 20 days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions of paragraph 4(a) or 4(b) hereof, the Notice shall state under which paragraph the sale or transfer is being made.

          (b) Each Investor will have the right, exercisable upon written notice to such Original Shareholder within 20 days after receipt of the Notice, to purchase up to such Investor's Pro Rata Portion of the Offered Stock on the same terms and conditions (the "Right of First Refusal"). Any such notice of an Investor's election to purchase Offered Stock shall set forth the number of shares that the Investor desires to purchase. For purposes hereof, "Pro Rata Portion" means, as to any Investor, a fraction, the numerator of which is the number of shares of Common Stock owned by such Investor at the time of the sale or transfer and the denominator of which is the total number of shares of Common Stock owned by all of the Investors at the time of the sale or transfer.

          (c) If any Investor fails to elect to purchase its full Pro Rata Portion of the Offered Stock pursuant to this Section 2, the Original Shareholder shall give notice of such failure to the Investors who did so elect (the "ROFR Participants"). Such notice may be made by


                                          1.

telephone if confirmed in writing within two days. The ROFR Participants shall have five days from the date such notice was given to elect to purchase their pro rata share of the unpurchased portion. For purposes of this paragraph, an ROFR Participant's pro rata share shall be equal to the product obtained by multiplying (i) the number of shares in the unpurchased portion by (ii) a fraction, the numerator of which is the number of shares of Common Stock held by such ROFR Participant and the denominator of which is the total number of shares of Common Stock held by all of the ROFR Participants. Any shares which the Investors elect not to purchase pursuant to the Right of First Refusal shall be subject to the Co-Sale Right provided in Section 3.

          (d) The purchase price for the Offered Stock to be purchased by an Investor pursuant to its Right of First Refusal will be the consideration per share set forth in the Notice, payable as provided below in this paragraph. If such consideration includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in its reasonable good faith judgment, which determination will be binding upon the Company and the Investor.

          (e) The closing of the purchase and sale of the Offered Stock shall occur within ten (10) days after the last ROFR Participant delivers its written notice of election to purchase the Offered Stock. At such closing, (i) the Original Shareholder will deliver to each ROFR Participant all certificates evidencing the Offered Stock purchased by such ROFR Participant, accompanied by stock powers duly endorsed in blank or as instructed by the ROFR Participant, against (ii) payment by the ROFR Participant of the purchase price for such Offered Stock. Payment of the purchase price will be made, at the option of the ROFR Participant, (i) in cash (by check); (ii) by cancellation of all or a portion of any outstanding indebtedness of the Original Shareholder to the ROFR Participant, or (iii) by any combination of the foregoing. Upon payment for the Offered Stock purchased by the ROFR Participant pursuant to its Right of First Refusal hereunder, the Original Shareholder will have no further rights as a holder of such Offered Stock.

          (f) If the Investors do not elect pursuant to the Right of First Refusal (including under paragraph (c) above) to purchase all of the Offered Stock, then the Original Shareholder may sell or transfer the remaining Offered Stock (if any) permitted to be sold by the Original Shareholder to any person named as a proposed transferee in the Notice, for the consideration set forth in the Notice (or for greater consideration that includes at least the same amount of cash consideration as that set forth in the Notice), provided that such sale or transfer (i) is consummated within thirty (30) days after the date of the Notice and (ii) is in accordance with the terms and conditions of this Agreement. If the Offered Stock is not so transferred during such thirty (30) day period, then the Original Shareholder will not transfer any of such Offered Stock without complying again in full with the provisions of this Agreement.

          (g) The exercise or non-exercise of the rights of the Investors hereunder to purchase any Offered Stock pursuant to their Right of First Refusal shall not adversely affect their right to purchase any other Stock subject to
Section 2 of this Agreement.


                                          2.

     3.   CO-SALE RIGHTS.

          (a) In addition to their Right of First Refusal, the Investors shall have the right, exercisable upon written notice to any Original Shareholder who delivers a notice within 20 days after receipt of the Notice, to participate in the sale of Offered Stock (not purchased pursuant to the Right of First Refusal) on the same terms and conditions as set forth in the relevant Notice (the "Co-Sale Right"). To the extent that the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Offered Stock that the Original Shareholder may sell in the transaction shall be correspondingly reduced.

          (b) Each Investor may sell all or any part of that number of shares of Offered Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Offered Stock covered by the Notice by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by the individual Investor at the time of the sale or transfer and the denominator of which is the total number of shares of Common Stock owned by the Original Shareholder and the Investors at the time of the sale or transfer.

          (c) If any Investor fails to elect to fully participate in such Original Shareholder's sale pursuant to this Section 3, the Original Shareholder shall give notice of such failure to the Investors who did so elect (the Co-Sale Participants"). Such notice may be made by telephone if confirmed in writing within two days. The Co-Sale Participants shall have five days from the date such notice was given to agree to sell their pro rata share of the unsold portion. For purposes of this paragraph, a Co-Sale Participant's pro rata share shall be equal to the product obtained by multiplying (i) the number of shares in the unsold portion by (ii) a fraction, the numerator of which is the number of shares of Common Stock held by such Co-Sale Participant and the denominator of which is the total number of shares of Common Stock held by all of the Co-Sale Participants and the Original Shareholder.

          (d) Each Co-Sale Participant shall effect its participation by promptly delivering to the Original Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Common Stock which the Co-Sale Participant elects to sell.

          (e) The stock certificate or certificates that the Co-Sale Participant delivers to the Original Shareholder pursuant to paragraph 3(d) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Stock pursuant to the terms and conditions specified in the Notice, and the Original Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which the Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from any Investor exercising its Co-Sale Right, the Original Shareholder shall not sell to such prospective purchaser or purchasers any Offered Stock unless and until, simultaneously with such sale, the Original Shareholder shall purchase such shares or other securities from such Investor.


                                          3.

          (f) The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more sales of Offered Stock made by the Original Shareholder shall not adversely affect their rights to participate in subsequent sales of Offered Stock subject to Section 3 of this Agreement.

          (g) If none of the Investors elects to participate in the sale of the Offered Stock subject to the Notice, the Original Shareholder may, not later than thirty (30) days following delivery to the Company and each of the Investors of the Notice, enter into an agreement providing for the closing of the transfer of the Offered Stock covered by the Notice within thirty (30) days of such agreement on terms and conditions not more favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed transfer of any such Offered Stock by the Original Shareholder, shall again be subject to the co-sale rights of the Investors and shall require compliance by the Original Shareholder with the procedures described in this Section 3.

     4.   EXEMPT TRANSFERS.

          (a) Notwithstanding the foregoing, the Co-Sale Rights of the Investors shall not apply to any sale of Stock by the Original Shareholders which, together with all other sales of Stock hereafter by the Original Shareholders, constitute 1,347,429 or less of the aggregate number of shares of Common Stock held by the Original Shareholders, and the Rights of First Refusal and Co-Sale Rights of the Investors shall not apply to (i) any pledge of Stock made pursuant to a bona fide loan transaction that creates a mere security interest, (ii) any transfer to the ancestors, descendants or spouse or to mists for the benefit of such persons or an Original Shareholder, (iii) any bona fide gift; provided that: (A) the transferring Original Shareholder shall inform the Investor of such pledge, transfer or gift prior to effecting it, and obtain the consent of each of the Investors (not to be unreasonably withheld); and (B) the pledgee, transferee or donee shall furnish each of the Investors with a written agreement to be bound by and comply with all provisions of Sections 2 and 3. Such written agreement shall be in form and substance satisfactory to the Investors in their sole discretion. The transferred Stock shall remain "Stock" hereunder, and such pledgee, transferee or donee shall be treated as an "Original Shareholder" for purposes of this Agreement.

          (b) Notwithstanding the foregoing, the provisions of Sections 2 and 3 shall not apply to the sale of any Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company's capital stock for securities or consideration issued by the acquiring company, in which exchange all shareholders of the Company may participate.

     5.   PROHIBITED TRANSFERS.

          (a) In the event an Original Shareholder should sell any Offered Stock in contravention of the Co-Sale Rights of the Investors under this agreement (a "Co-Sale Prohibited Transfer"), each Investor, in addition to such other remedies as may be available at law, in equity


                                          4.

or hereunder, shall have the put option provided below, and the Original Shareholder shall be bound by the applicable provisions of such option.

          (b) In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Original Shareholder the type and number of shares of Stock equal to the number of shares the Investor would have been entitled to transfer to the purchaser had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

               (i) The price per share at which the shares are to be sold to the Original Shareholder shall be equal to the price per share paid by the purchaser to the Original Shareholder in the Prohibited Transfer. The Original Shareholder shall also reimburse the Investors for any and all fees and expenses, including legal fees and expense, incurred pursuant to the exercise or the attempted exercise of the Investors' rights under Section 3.

               (ii) Within 20 days after the later of the dates on which the Investors (A) received notice of the Prohibited Transfer, or (B) otherwise becomes aware of the Prohibited Transfer, each Investor shall, if exercising the option created hereby, deliver to the Original Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

               (iii) The Original Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by each Investor, pursuant to this subparagraph 5(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expense, as specified in subparagraph 5(b)(i), in cash or by other means acceptable to the Investor.

          (c) No Original Shareholder shall sell or transfer any Offered Stock to any person or entity (other than the Investors) who will as a result thereof become the beneficial owner of five percent (5%) or more of the aggregate amount of Stock, unless such transferee shall furnish to each of the Investors a written agreement conforming to the requirements of Section 4(a)(iii)(B) hereof.

          (d) Notwithstanding the foregoing, any attempt by an Original Shareholder to transfer Stock in violation of Section 2, 3 or 5(a) hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Investors.

     6.   LEGEND.

          (a) Each certificate representing shares of Stock now or hereafter owned by the Original Shareholders or issued to any person in connection with a transfer pursuant to Section 3(a) hereof shall be endorsed with the following legend:

          "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE
          SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG


                                          5.

          THE COMPANY, THE INVESTOR. AND CERTAIN OTHER HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

          (b) Each Original Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in the immediately preceding paragraph to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

     7.   MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California, without regard to the principles of conflicts of law thereof.

          (b) AMENDMENT. Any provision may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company, (ii) as to the Investors, by persons holding more than fifty percent (50%) in interest of the Preferred Stock held by the Investors and their permitted assignees, and (iii) as to each Original Shareholder, such Original Shareholder. Any amendment or waiver effected in accordance with clauses (i), (ii) and (iii) of this paragraph shall be binding upon the Investors, the Company and the Original Shareholder in question, and their respective successors and assigns.

          (c) ASSIGNMENT OF RIGHTS. This Agreement and the rights and obligations of the parties hereunder shall inure to benefit of, and be binding upon, their respective successors, assigns and legal representatives. The rights of the Investors hereunder are assignable to an assignee or transferee who acquires at least 452,572 shares of Common Stock from any of the Investors (such number of shares to be adjusted appropriately for subsequent stock splits, stock combinations, stock dividends and like events).

          (d) TERM. This Agreement shall terminate upon the earlier of (i) the closing of a Qualified IPO, as defined in the Investor Rights Agreement of even date herewith by and between the Company and the Investors, (ii) the closing of the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company's capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, or (iii) the tenth anniversary of the date of this Agreement.

          (e) OWNERSHIP. Each Original Shareholder represents and warrants that (i) such Original Shareholder is the sole legal and beneficial owner of the shares of Stock subject to this Agreement and that no other person has any interest (other than a community property interest) in such shares and (ii) upon consummation of the sale of any Offered Stock pursuant to


                                          6.

any exercise of the Right of First Refusal, the Investor will acquire good and marketable title to such Offered Stock, free and clear of any Liens or Encumbrances.

          (f) NOTICES. All notices required or permitted-hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified or five days after deposit in the United States mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto. Notwithstanding the foregoing, the telephone notice permitted by Section 2(d) shall be effective at the time it is given.

          (g) SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          (h) ATTORNEY FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

          (i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


                                          7.

     The foregoing agreement is hereby executed as of the date first above written.

                                  CLONTECH LABORATORIES, INC.

                                  By: /s/ Ken Fong
                                     -----------------------------------------

                                  Title: President and Chief Executive Officer
                                        --------------------------------------

                                  Address: 1020 E. Meadow Circle
                                          ------------------------------------
                                           Palo Alto, CA 94303
                                          ------------------------------------

                                          ------------------------------------


                                          8.

                                        INVESTORS:

Date: September 9, 1997                 SUMMIT VENTURES IV, L.P.
                                        as Investor


                                        By: /s/ Gregory M. Avis
                                           ------------------------------------
                                           General Partner

Date: September 9, 1997                 SUMMIT INVESTORS III, L.P.
                                        as Investor


                                        By: Stamps, Woodsum & Co.
                                            Its General Partner

                                        By: /s/ Gregory M. Avis
                                           ------------------------------------
                                           General Partner

Date:  September 9, 1997                SUMMIT SUBORDINATED DEBT FUND II
                                        By: Summit Partners SD II, LLC L.P.
                                             Its General Partner

                                        By:  /s/ Gregory M. Avis
                                           -----------------------------------
                                           General Partner




                     [SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL
                               AND CO-SALE AGREEMENT]

                                        ORIGINAL SHAREHOLDERS:
Date:  September 9, 1997

                                        --------------------------------------
                                        Kenneth Fong


                                         /s/ Ken Fong
                                        --------------------------------------
                                        (Signature)

                                  CONSENT OF SPOUSE

     I acknowledge that I have read the foregoing Right of First Refusal and Co-Sale Agreement (the "Agreement") and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of Stock of the Company held of record by either or both of us, including my community interest m such shares, if any, the right of first refusal and co-sale rights described in the Agreement must be granted to each of the Investors by the Original Shareholder. I hereby agree that those shares of Stock and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of, or violate, the Agreement.


September 9, 1997                        /s/ Pam Fong
--------------------------------        ----------------------------------
Dated                                   Name